UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 25, 2005

EMPYREAN HOLDINGS, INC.

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(Exact name of registrant as specified in its charter)

Nevada	0-30118	88-0413417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification No.)

2537 S. Gessner, Suite 114, Houston, TX 77063

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(Address of principal executive offices) (Postal Code)

Registrant's telephone number, including area code: (713) 260-7236

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a Special Meeting of the Shareholders held January 5, 2005, the shareholders of Empyrean Communications, Inc. approved a change in the name of the Company. Shareholders also approved an increase in authorized shares. Common Shares were increased to one billion (1,000,000,000) and preferred shares were issued to two hundred million (200,000,000). An amendment to the Articles of Incorporation was filed January 20, 2005 changing the Company's name to "Empyrean Holdings, Inc." and increasing the authorized shares. The Company has applied for and received a new trading symbol on the OTC BB. It's new symbol is EPYH.

Section 8 - Other Events

Item 8.01 Other Events

On January 31, 2005, the Registrant announced that it signed a letter of intent to acquire Tradewinds International Corp, a Nevada corporation located in Florida through a stock swap. Tradewinds is active in the real estate consulting business in several states and maintains a close working relationship with Platinum Properties, Inc., an established real estate brokerage firm located in Orlando, FL. Both parties have commenced work towards finalizing a merger agreement, which is a condition of the letter of intent. Further details will be released as they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2005 EMPYREAN HOLDINGS, INC.

/s/ Robert L. Lee

By: Robert L, Lee

President and Director